EXHIBIT 10.1

[Reckson Letterhead]

December 15, 2006

Scott Rechler Reckson Associates Realty Corp. 625 Reckson Plaza Uniondale, New York, 11556

Dear Scott:

                    This letter sets forth our agreement to amend Section 4 of the Agreement to Amend the Amendment and Restatement of Employment and Noncompetition Agreement and the Amendment and Restatement of Severance Agreement (the "Amendment Agreement") entered into on August 3, 2006, by and between you and Reckson Associates Realty Corp. ("Reckson"). All defined terms not otherwise defined in this letter shall have the meaning given to them in the Amendment Agreement.

                    As described in the press release issued by Reckson on December 7, 2006, it is our mutual understanding that a special dividend will be paid to Reckson stockholders immediately prior to the completion of the transactions contemplated by the Merger Agreement (the "Merger"). You hereby agree to amend the Amendment Agreement such that the $24,962,267 referred to in the first sentence of Section 3(d) of the Severance Agreement (which was added to the Severance Agreement pursuant to Section 4 of the Amendment Agreement) shall be reduced to $0; provided, however, that the amendment set forth in this letter shall terminate and be of no force and effect in the event that any one or more of the following occurs for any reason: (i) a Termination Event occurs, (ii) the transactions contemplated by the Letter Agreements to which you and SL Green Realty Corp. (among others) are a party, dated as of August 3, 2006, September 15, 2006 and October 13, 2006 and the related asset purchase agreements referenced on the attached Annex I are not consummated prior to, at or substantially simultaneously with, the Merger, or (iii) the aforementioned dividend is not paid immediately prior to the consummation of the Merger.

                    Except as specifically provided herein, the Amendment Agreement shall remain in full force and effect.

                    Please acknowledge your agreement with this amendment by signing and dating it below.

RECKSON ASSOCIATES REALTY CORP.

/s/ Peter Quick

Name: Peter Quick
Title: Lead Director

Agreed to and acknowledged on
December 15, 2006:

/s/ Scott Rechler

Scott Rechler

Annex I

Asset Purchase Agreement, dated as of October 13, 2006, by and between SL Green Realty Corp. and RA Core Plus LLC (relating to Australian LPT)

Asset Purchase Agreement, dated as of October 13, 2006, by and between SL Green Realty Corp. and New Venture MRE LLC (relating to the Long Island Portfolio)

Asset Purchase Agreement, dated as of October 13, 2006, by and between SL Green Realty Corp. and New Venture MRE LLC (relating to Eastridge)

Asset Purchase Agreement, dated as of October 13, 2006, by and between SL Green Realty Corp. and New Venture MRE LLC (relating to RSVP)

Asset Purchase Agreement, dated as of October 13, 2006, by and between SL Green Realty Corp. and New Venture MRE LLC (relating to the New Jersey Portfolio)